Exhibit 23.1

August 14, 2007

Mr. Thomas Edward Pumford, Jr.

Secretary, Treasurer and CFO

Liberty Renewable Fuels LLC

3508 East M-21

Corunna, MI 48817

Re: Consent to Disclosure SRR’s Name and Role in Form 10-Q

Dear Mr. Pumford:

We hereby consent to the use in this Form 10-Q of our report delivered on January 2, 2007 for the Fair Value of Profit Interest Units (Value of Share-Based Units) relating to the financial statements of Liberty Renewable Fuels, LLC as of June 30, 2007 and for the period from inception (June 21, 2006) to June 30, 2007.

Sincerely,

/s/ Mark R. Fournier

Mark R. Fournier, CFA

Director

Stout Risius Ross, Inc.